EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 24, 2016

To the Benefits Administration Committee

BMO Harris Bank N.A.

We hereby consent to the incorporation by reference in Registration Statement No. 333-177579 of Bank of Montreal on Form S-8 of our report dated June 24, 2016 included in this Annual Report on Form 11-K of the Employees’ 401(k) Savings Plan of Bank of Montreal/Harris as of, and for the year ended, December 31, 2015, relating to the statements of net assets available for plan benefits as of December 31, 2015 and 2014, the statements of changes in net assets available for plan benefits for the years then ended, and the schedule of assets (held at end of year) as of December 31, 2015.

/s/ George Johnson & Company

CERTIFIED PUBLIC ACCOUNTANTS

Chicago, Illinois